EXHIBIT 10.11

EXECUTION COPY

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

NON-EXCLUSIVE LICENSE AGREEMENT

by and between

ACUITAS THERAPEUTICS, INC.

and

VERVE THERAPEUTICS, INC.

dated

October 14, 2020

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

List of Appendices

Appendix 1.35	Jointly Owned Patents

Appendix 1.44	Licensed Product including Human Genome Target(s), Genome Editing Protein Target(s) and Guide RNA(s)

Appendix 1.44	Patents within the Licensed Technology as of the License Agreement Effective Date

Appendix 9.2	Exceptions to Acuitas’ Representations and Warranties in Section 9.2

Non-Exclusive License Agreement

This Non-Exclusive License Agreement (“License Agreement”), dated as of October 14, 2020 (the “License Agreement Effective Date”), is made by and between Acuitas Therapeutics, Inc., a British Columbia corporation (“Acuitas”), and Verve Therapeutics, Inc., a Delaware corporation (“Verve”). Each of Acuitas and Verve may be referred to herein as a “Party” or together as the “Parties.”

WHEREAS, Acuitas has proprietary LNP Technology (as defined below);

WHEREAS, Verve has expertise and intellectual property relating to gene editing therapeutics, including mRNA Constructs (as defined below) and Genome Editing Constructs (as defined below);

WHEREAS, Acuitas and Verve are parties to that certain Amended and Restated Development and Option Agreement (dated October 6, 2020) (the “Development and Option Agreement”), pursuant to which Verve has options to take licenses under the Licensed Technology (as defined below) with respect to Verve’s Genome Editing Constructs; and

WHEREAS, pursuant to the terms of the Development and Option Agreement, Verve has exercised an option with respect to the Licensed Products and the Licensed Genome Targets (as defined below) and the Parties are now entering into a licensing arrangement whereby Verve will have a license under the Licensed Technology to develop and commercialize Licensed Products (as defined below) based on such Licensed Genome Targets.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions

The following terms and their correlatives will have the following meanings:

1.1. “Acuitas Indemnitees” has the meaning set forth in Section 9.6(a).

1.2. “Acuitas Patents” has the meaning set forth in Section 7.2(a)(i).

1.3. “Acuitas Background Technology” has the meaning set forth in the Development and Option Agreement.

1.4. “Acuitas LNP Technology” has the meaning set forth in the Development and Option Agreement.

1.5. “Acuitas Sole Technology” has the meaning set forth in the Development and Option Agreement.

1.6. “Affiliate” of a person or entity means any other person or entity which (directly or indirectly) is controlled by, controls or is under common control with such person or entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity will mean (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors, or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, provided that if local Law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Law, be owned by foreign interests.

1.7. “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8. “cGMP” means current Good Manufacturing Practices as specified in Parts 210 and 211 of Title 21 of the U.S. C.F.R., ICH Guideline Q7A, or equivalent Laws of an applicable Regulatory Authority at the time of manufacture.

1.9. “CMO” has the meaning set forth in Section 2.3(a).

1.10. “Combination Product” means a product that includes at least one additional active ingredient other than a Licensed Product sold in conjunction with or used in combination with a Licensed Product (whether packaged together or packaged separately but sold together for a single price). Drug delivery vehicles and excipients shall not be deemed to be “active ingredients,” except in the case where such delivery vehicle or excipient is recognized as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7) or equivalent Laws in other jurisdictions, provided however, should lipid nanoparticles comprised in a Licensed Product be characterized as “active ingredients” at any time during the Term, such lipid nanoparticles will not be considered an “active ingredient” for the purposes of this definition.

1.11. “Confidential Information” has the meaning set forth in Section 8.1.

1.12. “Control” or “Controlled” means, with respect to a particular Technology, Acuitas owns or has a license to use and practice such Technology and has the right to grant a license or sublicense to such Technology without violating the terms of any agreement with any Third-Party and without owing any milestone, royalty or other monetary obligations to a Third-Party under the terms of any agreement with such Third-Party.

1.13. “Covered” and “Covering” means, with reference to a Licensed Product, that without the licenses granted to Verve hereunder, the manufacture, development or commercialization of such Licensed Product would infringe a Valid Claim of an LNP Technology Patent.

1.14. “Development and Option Agreement” has the meaning set forth in the Preamble.

1.15. “Diligent Efforts” means, with respect to the efforts to be expended by each Party, active and sustained efforts to conduct the applicable activity, or to attempt to achieve the applicable requirement or goal, in a prompt and expeditious manner, as is reasonably practicable under the circumstances and the terms of this Agreement.

1.16. “Disclosing Party” has the meaning set forth in Section 8.1.

1.17. “Escrow Agent” means the Third-Party escrow agent designated by Acuitas and reasonably acceptable to Verve, which escrow agent shall initially be [**].

1.18. “Executive Officers” has the meaning set forth in Section 11.1(b).

1.19. “Field of Use” means Genome Editing for all human therapeutic or prophylactic uses of Licensed Products.

1.20. “First Commercial Sale” means the first sale for use or consumption for which revenue has been recognized of any Licensed Product in a country after all required Marketing Authorization Approvals for commercial sale of such Licensed Product have been obtained in such country.

1.21. “FTE” means the work of a full-time person for one year, or more than one person working the equivalent of a full-time person for one year, where “full-time” is determined by the standard practices in the biopharmaceutical industry in the geographic area in which such personnel are working, but means [**] hours per year, in the performance of the agreed activities for the Technology Transfer, including scientific management oversight as reasonably required.

1.22. “FTE Costs” mean the actual FTEs employed by Acuitas in the conduct of the agreed activities for the Technology Transfer multiplied by an annual rate per FTE equal to [**] Dollars (US$[**]), which may be prorated on a daily or hourly basis as necessary. Such FTE Costs represent reimbursement for all costs of FTEs in providing such activities (including salaries and benefits, lab supplies, reagents, equipment and overhead, as well as other G&A costs).

1.23. “GAAP” means generally accepted accounting principles in the United States.

1.24. “Genome Edit(ing)” means to correct, modify, insert, delete, inactivate or repair the expression of a Human Genome Target for human therapeutic, diagnostic or prophylactic applications.

1.25. “Genome Editing Construct” means a construct consisting of [**] mRNA Constructs that each encode a [**] to Genome Edit up to [**] Human Genome Targets. For the avoidance of doubt, each Genome Editing Construct (i) may, but shall not be required to, contain Guide RNAs (whether or not formulated with Acuitas LNP Technology) in any combination or combinations and (ii) will be defined by the specific combination of [**] and each different combination of the foregoing will be a different Genome Editing Construct (provided that each Genome Editing Construct may contain [**]).

1.26. “Genome Editing Protein Target” means a Protein Target that is intended to Genome Edit the Human Genome Target.

1.27. “GMP” means current good manufacture practices as defined under regulations promulgated by the U.S. Food and Drug Administration.

1.28. “Guide RNA” means a synthetic, short ribonucleic acid sequence composed of a scaffold sequence that binds to the Genome Editing Protein Target and a sequence complementary to the site on the Human Genome Target at which the Genome Editing Protein Target is intended to Genome Edit.

1.29. “Human Genome Target” means (a) a naturally occurring human gene, including all coding, non-coding and regulatory regions thereof, as identified by the applicable transcript identifier (i.e., NCBI Refseq transcript ID), gene identifier (i.e., NCBI Refseq Gene ID), gene name and synonyms and nucleotide sequence coordinates, gene transcript and nucleotide sequence; (b) any naturally occurring non-coding region of the human genome including, but not limited to, transcriptional regulatory elements, non-protein coding RNA and intergenic regions; and with respect to a gene covered by (a) or (b) above, any variants of such gene, including the wild type and naturally occurring mutant and allelic variants, provided, however, that any such variant (i) encodes a protein [**] to the protein product of the original (reference) gene and has a coding region with greater than [**] percent ([**]%) sequence identity to the coding region of the original (reference) gene. For clarity, a nucleotide sequence may be considered to encode a protein regardless of whether such sequence contains a start codon.

1.30. “Indemnification Claim Notice” has the meaning set forth in Section 9.6(c).

1.31. “Indemnified Party” has the meaning set forth in Section 9.6(c).

1.32. “Indemnifying Party” has the meaning set forth in Section 9.6(c).

1.33. “Insolvency Legislation” has the meaning set forth in Section 10.4.

1.34. “Joint IP” means the Joint IP as such term is defined in the Development and Option Agreement, including the Jointly Owned Patents.

1.35. “Jointly Owned Patents” means the Patents listed in Appendix 1.35 hereto, as amended from time to time.

1.36. “Know-How” means all Materials and all confidential and proprietary commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, provided such information is confidential and proprietary, and regardless of whether patentable, in written, electronic or any other form now known or hereafter developed.

1.37. “Know-How Royalties” has the meaning set forth in Section 4.4(a).

1.38. “Late Stage Development” means, with respect to a product, that first dosing under Phase 2 Studies has been initiated.

1.39. “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.40. “License Agreement” has the meaning set forth in the Preamble.

1.41. “License Agreement Effective Date” has the meaning set forth in the Preamble.

1.42. “Licensed Genome Editing Construct” means a Genome Editing Construct consisting of one or more mRNA Constructs that each encode a Genome Editing Protein Target to Genome Edit either a single specific Licensed Genome Target or [**] Licensed Genome Targets. For the avoidance of doubt, each Licensed Genome Editing Construct may, but shall not be required to, contain up to [**] Guide RNAs (whether or not formulated with Acuitas LNP Technology) in any combination or combinations.

1.43. “Licensed Genome Target” means the maximum of [**] Human Genome Targets set forth in Appendix 1.44.

1.44. “Licensed Product” means any product that (a) consists of up to [**] Licensed Genome Editing Constructs including up to [**] specified Guide RNAs intended to Genome Edit up to [**] Licensed Genome Targets as specifically described in Appendix 1.44 and (b) is derived from, incorporates, or utilizes, any LNP Technology that is Controlled by Acuitas or its Affiliates as of the License Agreement Effective Date or at any time during the Term. For clarity, each Licensed Product will consist of a specific combination of Licensed Genome Editing Constructs ([**]) that target [**] Licensed Genome Target or [**] Licensed Genome Targets.

1.45. “Licensed Product Royalty Term” has the meaning set forth in Section 4.3(d).

1.46. “Licensed Technology” means LNP Technology Controlled by Acuitas or its Affiliates, as of the License Agreement Effective Date or generated or obtained during the Term (including the Acuitas Background Technology, Acuitas Sole Technology and Acuitas’ interest in any Joint IP) necessary or useful for the research, development, manufacture, use or sale of a Licensed Product. The Patents comprised in the Licensed Technology as of the License Agreement Effective Date are listed - without limiting the generality of the definition above - in Appendix 1.44 attached hereto.

1.47. “License Maintenance Fees” means the fees set forth in Section 4.1.

1.48. “LNP” means lipid nanoparticles.

1.49. “LNP Technology” means any Technology that claims, embodies or incorporates delivery systems (and components thereof) based on or incorporating LNPs.

1.50. “LNP Technology Patent(s)” means Patents comprised in the Licensed Technology, including any future Patent which will become part of the Licensed Technology during the Term and further including Acuitas’ rights in the Jointly Owned Patents, unless otherwise set forth herein.

1.51. “Losses” has the meaning set forth in Section 9.6(a).

1.52. “Major Market Country” means each of [**].

1.53. “Marketing Authorization Approval” means, with respect to a country or extra-national territory, any and all approvals (including a Biologics License Application approved by the FDA), licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market a product in such country or some or all of such extra-national territory, including any pricing or reimbursement approvals.

1.54. “Materials” has the meaning set forth in the Development and Option Agreement.

1.55. “Milestone Event” has the meaning set forth in Section 4.3.

1.56. “Milestone Payment” has the meaning set forth in Section 4.3.

1.57. “Minimum Royalty” has the meaning set forth in Section 4.4(c).

1.58. “mRNA Construct” means any mRNA that encodes a Genome Editing Protein Target and any associated non-coding sequences, including any cap sequence, 5’ UTR, 3’UTR, and any polyadenylation sequences. The term “mRNA Construct” also includes the chemistry of natural and non-natural nucleic acids, and other chemical modifications associated with such mRNA and associated non-coding sequences.

1.59. “Net Sales” means, with respect to any Licensed Product, the amount received by Verve and its Affiliates and/or Sublicensees for bona fide sales of such Licensed Product to a Third-Party (other than Affiliates and Sublicensees but including distributors for resale), less:

(a) discounts (including mandated, trade, cash, quantity, prompt pay and patient program discounts), retroactive price reductions, commissions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, pharmacy benefit managers, and purchasers and reimbursers or to trade customers;

(b) credits or allowances actually granted upon claims, damaged or defective goods, refunds, rejections or returns of, and for uncollectable amounts on, such Licensed Product, including such Licensed Product returned in connection with recalls or withdrawals;

(c) freight, postage, shipping, handling and insurance charges for delivery of such Licensed Product;

(d) taxes or duties levied on, absorbed or otherwise imposed on the sale of such Licensed Product, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds;

(e) any invoiced amounts from a prior period which are not collected and are written off by Verve, its Affiliates or its or their Sublicensees, including bad debts;

(f) wholesaler and distributor administration fees and other reasonable fees paid to selling agents, group purchasing organizations, Third-Party payors, other contractees and managed care entities, in each case with respect to such Licensed Product; and

(g) other customary deductions taken in the ordinary course of business in accordance with GAAP.

Net Sales shall not include any payments among Verve, its Affiliates and Sublicensees. Net Sales shall be determined in accordance with GAAP, consistently applied.

Net Sales for any Combination Product shall be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the weighted average price paid for the Licensed Product contained in such Combination Product sold separately in finished form in such country, and B is the weighted average invoice price paid for the other active ingredients contained in such Combination Product sold separately in finished form in such country, if such Licensed Product and such other active ingredients are each sold separately in such country.

Net Sales of the Licensed Product for any Combination Product if the Licensed Product or other active ingredients in such Combination Product are not sold separately in such country, shall be calculated by multiplying the Net Sales of the Combination Product by a fraction, the numerator of which shall be the fair market value of the Licensed Product as if sold separately (in accordance with GAAP), and the denominator of which shall be the aggregate fair market value of all the other active ingredients of such Combination Product, including the Licensed Product, as if sold separately. The fair market value of each component of a Combination Product will be a determined by a Third-Party expert selected by Verve and reasonably acceptable to Acuitas.

1.60. “Option Exercise Fee” has the meaning set forth in the Development and Option Agreement.

1.61. “Party” and “Parties” has the meaning set forth in the Preamble.

1.62. “Patent(s)” means an (a) issued patent, a patent application, and a future patent issued from any such patent application, (b) a future patent issued from a patent application filed in any country worldwide which claims priority from a patent or patent application included in (a), (c) any additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, utility models, supplementary protection certificates and renewals based on any patent or patent application under (a) or (b), but not including any rights that give rise to regulatory exclusivity periods (other than supplementary protection certificates, which will be treated as “Patents” hereunder), and (d) any counterpart of any patent or patent application under (a), (b) or (c) filed in any country worldwide.

1.63. “Patent Costs” means the reasonable, documented, out-of-pocket costs and expenses paid to outside legal counsel, and filing and maintenance expenses, actually and reasonably incurred by a Party in prosecuting and maintaining Patents.

1.64. “Patent Royalties” has the meaning set forth in Section 4.4(a).

1.65. “Phase 1 Study” means a human clinical trial of a Licensed Product in any country, the primary purpose of which is the determination of safety and which may include the determination of metabolism and pharmacologic actions of the Licensed Product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, as more fully defined in 21 C.F.R. §312.21(a) or its successor regulation, or the equivalent in any foreign country.

1.66. “Phase 2 Study” means a human clinical trial of a Licensed Product in any country, the primary purpose of which is to evaluate the effectiveness of the Licensed Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the Licensed Product, as more fully defined in 21 C.F.R. §312.21(b) or its successor regulation, or the equivalent in any foreign country.

1.67. “Phase 3 Study” means a human clinical trial of a Licensed Product in any country, the primary purpose of which is to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Licensed Product and to provide an adequate basis for physician labeling, as more fully defined in 21 C.F.R. §312.21(c) or its successor regulation, or the equivalent in any foreign country.

1.68. “Protein Target” means either (a) any naturally occurring protein encoded by a specific gene locus, as identified by the applicable transcript identifier (i.e., NCBI Refseq transcript ID), gene identifier (i.e., NCBI Refseq Gene ID), gene name and synonyms and DNA sequence coordinates, together with all variants of such protein, including the wild type, naturally occurring variants, engineered variants wherein modifications to the native amino acid sequence have been introduced (for example, mutated versions, derivatives or fragments), and species homologs and orthologs thereof, provided however that any such naturally occurring variant, engineered variant, or species homolog or ortholog possesses a substantially similar mechanism of action and biological activity to the naturally occurring human protein (for example immunogenicity in case of antigens); or (b) any protein that is not covered by subclause (a) above (together with any variants, mutated versions, derivatives or fragments of such protein, provided that any such variant, mutated version, derivative or fragment possesses substantially similar mechanism of action and biological activity as such protein) and has greater than [**] percent ([**]%) sequence identity to the reference amino acid sequence in subclause (b). For clarity, in the case of a Genome Editing Protein Target, substantially similar mechanism of action and biological activity means that any variants, mutated versions, derivatives or fragments of such protein Genome Edit the same Human Genome Target at the same site.

1.69. “Receiving Party” has the meaning set forth in Section 8.1.

1.70. “Regulatory Authority” means any national (e.g., the United States Food and Drug Administration (“FDA”)), supra-national (e.g., the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority, in any jurisdiction in the world, involved in the granting of Marketing Authorization Approval.

1.71. “Regulatory Exclusivity” means with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive commercialization period during which Verve or its Affiliates or Sublicensees have the exclusive right to market and sell a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

1.72. “Royalties” has the meaning set forth in Section 4.4(a).

1.73. “Royalty Term” has the meaning set forth in Section 4.3(d).

1.74. “Solely Owned Technology” has the meaning set forth in Article 5.

1.75. “Sublicensee” means any Third-Party that is granted a sublicense as permitted by Section 2.3, either directly by Verve or its Affiliates or indirectly by any other Sublicensee hereunder.

1.76. “Targets” means, collectively, a Genome Editing Protein Target, a Guide RNA, and a Human Genome Target, as the case may be, each, as identified in the appropriate nomination form and Appendix 1.44.

1.77. “Technology” means collectively Patents and Know-How.

1.78. “Technology Transfer” has the meaning set forth in Section 2.3(a).

1.79. “Technology Transfer Plan” has the meaning set forth in Section 2.3(a).

1.80. “Term” has the meaning set forth in Section 10.1.

1.81. “Territory” means worldwide.

1.82. “Third-Party” means any person or entity other than Verve, Acuitas and their respective Affiliates.

1.83. “Third-Party Claims” has the meaning set forth in Section 9.6(a).

1.84. “Third-Party Royalty Payments” has the meaning set forth in Section 4.4(b).

1.85. “Transferred Technology” has the meaning set forth in Section 2.3(a).

1.86. “Valid Claim” means a claim of (a) an issued patent included in the Licensed Technology (other than the Jointly Owned Patents) which has not expired or been abandoned and which has not been disclaimed, canceled, revoked or held invalid or unenforceable by a court or administrative agency of competent jurisdiction from which no further appeal is possible and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a pending patent application included in the Licensed Technology (other than the Jointly Owned

Patents) which claim is being actively prosecuted and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), (iv) abandoned, or (v) pending for more than [**] from the date of filing of such patent application.

1.87. “Verve Indemnitees” has the meaning set forth in Section 9.6(b).

1.88. “Workplan Leaders” has the meaning set forth in the Development and Option Agreement.

ARTICLE 2

License Grants; Technology Transfer

2.1 Licenses by Acuitas.

(a) License. Subject to the terms and conditions of this License Agreement, Acuitas hereby grants to Verve a non-exclusive license, with the right to sublicense only as permitted by Section 2.2(b), under the Licensed Technology, to research, develop, have developed, make, have made, keep, use and have used, sell, offer for sale, have sold, import and have imported, export and have exported and otherwise commercialize and exploit Licensed Products in the Field of Use in the Territory.

(b) Diligence. Verve will use Diligent Efforts to develop and commercialize Licensed Products pursuant to this Agreement.

2.2 Sublicensing Rights.

(a) Transfer. The licenses granted in Section 2.1 are transferable only upon a permitted assignment of this License Agreement in accordance with Section 11.11.

(b) Verve Sublicenses. The licenses granted in Section 2.1 may be sublicensed (with the right to sublicense through multiple tiers), in full or in part, by Verve, its Affiliates or Sublicensees to Verve’s Affiliates and Third Parties, provided, that for any sublicense to Third Parties:

(i) Each sublicense will be in writing and on terms consistent with and subject to the terms of this License Agreement;

(ii) Verve will provide Acuitas with a copy of any sublicense agreement with a Sublicensee within [**] of execution thereof, which sublicense agreement may be redacted as necessary to protect commercially sensitive information and shall be treated as Verve Confidential Information hereunder;

(iii) Verve will be responsible for any and all obligations of such Sublicensee as if such Sublicensee were Verve hereunder; and

(iv) Any sublicense granted by Verve to any rights licensed to it hereunder shall terminate immediately upon the termination of the license from Acuitas to Verve and its Affiliates with respect to such rights, provided that such sublicensed rights shall not terminate if, as of the effective date of such termination pursuant to Sections 10.2, 10.3(a) or 10.4, a Sublicensee is not in material default of its obligations under its sublicense agreement, and within [**] of such termination, the Sublicensee agrees in writing to be bound directly to Acuitas under a license agreement substantially similar to this License Agreement with respect to the rights sublicensed hereunder, substituting such Sublicensee for Verve.

(c) Subcontractors. For clarity purposes, Verve is entitled to engage contract research organizations, contract manufacturing organizations and other service providers for the development and manufacture of Licensed Products on behalf of Verve. To the extent such contract organizations and service providers require a license to perform such subcontracted activities under applicable Laws, Verve is entitled to grant a limited research and/or manufacturing sublicense (as applicable) without an obligation to meet the conditions of Section 2.3(b)(ii) and (iv).

2.3 Technology Transfer.

(a) Technology Transfer. After the License Agreement Effective Date and promptly upon written request by Verve (and in any event within [**] following designation of the applicable CMO (as defined below), provided such CMO is able to support this timeline), Acuitas will transfer the relevant formulation process, raw materials supply and analytical characterization for the manufacture of Licensed Product (the “Transferred Technology”), to Verve or a GMP contract manufacturing organization (“CMO”)) designated by Verve and subject to Acuitas’ prior written consent in accordance with the Development and Option Agreement (the “Technology Transfer”) pursuant to a mutually agreed plan (the “Technology Transfer Plan”). Acuitas will provide reasonable assistance to enable such CMO to manufacture such Licensed Product. Initiation of such technology transfer will be determined by Verve and will be for the then current formulation of the Licensed Product. Specifically, in the event that Additional Development Studies for a Licensed Product (as defined in the Development and Option Agreement) are undertaken, Verve will notify Acuitas once a formulation is selected for technology transfer. Acuitas will be reimbursed for such activities by Verve on an FTE basis and Verve will also be responsible for all external costs incurred by Acuitas relating to transfer of the Licensed Product formulation to such CMO provided such costs have been approved by Verve in advance. For clarity, Acuitas’ Technology Transfer obligations under this Section 2.3(a) shall be limited to LNP formulations previously tested by Verve in accordance with the Workplan (as defined in the Development and Option Agreement). Once a Licensed Product formulation is transferred to such CMO, Verve will assume responsibilities for future manufacturing of Licensed Product. Acuitas will provide reasonably requested ongoing technical support if requested by Verve with such support reimbursed on a time, materials and FTE basis.

(b) Activities. Acuitas shall in particular:

(i) transfer to Verve or the CMO all documents relating to Licensed Technology necessary or useful for the manufacture of Licensed Products, including documents relating to the Transferred Technology, and which are owned by Acuitas. In the event such documents are transferred to a CMO, Verve will also be copied;

(ii) allow Verve to monitor the progress of the transfer and to confirm whether the transfer has been successfully completed;

(iii) provide training to Verve or the CMO by fully qualified and experienced employees or contractors of Acuitas in respect of the manufacture of Licensed Products. Unless otherwise agreed, the training will be provided at Verve or the CMO’s site. For purposes of the training, Acuitas shall make available at least [**] experienced and competent Acuitas FTEs, the specific qualification of the Acuitas FTEs and the details of the training to be further described in the Technology Transfer Plan; and

(iv) provide ongoing technical support in relation to the Transferred Technology to Verve or the CMO, as reasonably requested by Verve from time to time.

(c) Diligence. Acuitas shall perform the Technology Transfer in a professional manner and in accordance with the Technology Transfer Plan and use Diligent Efforts to meet the objectives and timelines set forth therein. Acuitas shall ensure that Verve or the CMO is trained and empowered to perform the manufacturing. It is understood that successful Technology Transfer cannot be guaranteed and Acuitas will not be found not to have used Diligent Efforts based on the failure by Verve or the CMO to achieve any particular result, unless Acuitas contributed to or caused such failure.

(d) Intellectual Property. Any intellectual property generated during the Technology Transfer shall be governed by the intellectual property provisions of the Development and Option Agreement.

(e) Payment. Verve will reimburse Acuitas on a Calendar Quarter-by-Calendar Quarter basis for (i) FTE Costs based on the number of hours worked by Acuitas’ FTEs, and (ii) any reasonable external costs approved by Verve in advance that are incurred by Acuitas, in each case in the performance of the agreed technology transfer activities for the Technology Transfer. Acuitas will send a reasonably detailed invoice to Verve no later than [**] after the end of each Calendar Quarter, which invoice shall include a summary of all activities by the name of each individual, number of hours devoted by each such individual, and the type/activity performed by each such individual during such Calendar Quarter, and all external costs incurred by Acuitas during such Calendar Quarter. Verve agrees to pay undisputed amounts in each such invoice within [**] of Verve’s receipt thereof.

(f) Right of Reference. Acuitas hereby grants Verve and its Sublicensees a “right of reference,” as that term is defined in 21 C.F.R. § 314.3(b), or a comparable right existing under the Laws of any other jurisdiction, to any regulatory filings owned or otherwise controlled by Acuitas or its Affiliates relating to the Transferred Technology to the extent necessary or useful necessary to obtain Marketing Authorization Approval or otherwise make regulatory filings for Licensed Products in the Field of Use in the Territory, and, upon request, shall promptly provide a signed statement to such effect in accordance with 21 C.F.R. §314.50(g)(3) or the Laws of any other jurisdiction.

2.4 Updates to Appendix 1.44. Acuitas shall notify Verve at least [**] of Patents that are added to the Licensed Technology following the License Agreement Effective Date or any Patents that are no longer Licensed Technology because they have been abandoned or discontinued in accordance with the terms of Section 6.2. Appendix 1.44 shall be automatically updated to include any such added or deleted Patents.

ARTICLE 3

License Limitations

No licenses or other rights are granted by Acuitas hereunder to use any trademark, trade name, trade dress or service mark owned or otherwise Controlled by Acuitas or any of its Affiliates. All licenses and other rights are or shall be granted only as expressly provided in this License Agreement, and no other licenses or other rights are or shall be created or granted by either Party hereunder by implication, estoppel or otherwise.

ARTICLE 4

Payments and Royalties

4.1 License Maintenance Fees. A license maintenance fee of Seven Hundred and Fifty Thousand Dollars (US$750,000) will be payable on each anniversary of the License Agreement Effective Date until such time as the Milestone Payment for first dosing of the first patient in the first Phase 1 Study for a Licensed Product anywhere in the Territory is paid. In the year in which first dosing of the first patient in the first Phase 1 Study for a Licensed Product anywhere in the Territory Initiation is achieved, Acuitas will credit the License Maintenance Fee for that year on a pro rata basis against the Milestone Payment for such Milestone Event. For clarity, this pro rata credit will be for the remaining months in the year to which the License Maintenance Fee applies.

4.2 Milestone Payments. Verve will make milestone payments (each, a “Milestone Payment”) to Acuitas upon the first occurrence of each of the milestone events (each, a “Milestone Event”) by Verve or its Affiliates with respect to the Licensed Product as set forth below in TABLE 4.2. Verve will notify Acuitas of the achievement of each Milestone Event within [**] of such achievement. Each Milestone Payment will be payable to Acuitas by Verve within [**] of the achievement of the specified Milestone Event and such payments when owed or paid will be non-refundable and non-creditable. If one or more of the Milestone Events set forth below are not achieved with respect to the Licensed Product for any reason, the payment for such skipped Milestone Event will be due at the same time as the payment for the next achieved Milestone Event for the Licensed Product. For clarity, each Milestone Payment is payable a maximum of one (1) time only, and the maximum aggregate Milestone Payments under this Agreement is Nineteen Million Two Hundred Fifty Thousand Dollars (US$19,250,000).

TABLE 4.2– Milestone Events

Milestone Event	Milestone Payment
[**]	[**] Dollars (US$[**])
[**]	[**] Dollars (US$[**])
[**]	[**] Dollars (US$[**])
[**]	[**] Dollars (US$[**])
[**]	[**] Dollars (US$[**])
First achievement of aggregate Net Sales of Licensed Products in a calendar year in the Territory are equal to or greater than [**] Dollars (US$[**])	[**] Dollars (US$[**])

4.3 Royalties.

(a) Royalties. Subject to the Royalty Term, Verve will pay to Acuitas a royalty equal to [**] percent ([**]%) of Net Sales on annual Net Sales of all Licensed Products sold by Verve, its Affiliates, or Sublicensees in the Territory for which, but for the license granted to Verve hereunder, the manufacture or sale of such Licensed Product would infringe a Valid Claim of an LNP Technology Patent in such country (“Patent Royalties”). If, at any time during the Royalty Term, the manufacture or sale of a Licensed Product in a particular country would not infringe a Valid Claim of an LNP Technology Patent, then the Royalty rate used to calculate royalty payments on Net Sales of such Licensed Product in such country shall be the Minimum Royalty (“Know-How Royalties,” and together with the Patent Royalties, the “Royalties”).

(b) Third-Party Royalty Payments. If Verve or its Affiliate or Sublicensee considers it necessary or useful to obtain a license from any Third-Party under Technology relating to LNP Technology in order to develop, manufacture or commercialize a Licensed Product, the amount of Verve’s Royalty obligations under Section 4.4(a) will be reduced by [**] percent ([**]%) of the amount of the royalty payments made to such Third-Party (“Third-Party Royalty Payments”), provided, however, that such reduction shall not result in less than the Minimum Royalty.

(c) Minimum Royalty. In no event will the Royalty payable by Verve to Acuitas for any Licensed Product and without regard to any Royalty reductions under subparagraph (a) and/or (b) above, be less than the Royalty payable using a royalty rate of [**] percent ([**]%) (the “Minimum Royalty”).

(d) Royalty Term. The Royalty term (“Royalty Term”) shall be determined on a country-by-country and Licensed Product-by-Licensed Product basis and shall commence on the First Commercial Sale of a Licensed Product in such country and shall expire on the last to occur of (i) the expiration of the last to expire Valid Claim in the Licensed Technology that Covers the Licensed Product in such country, (ii) the expiration of any period of Regulatory Exclusivity, if any, for the Licensed Product in such country, and (iii) ten (10) years from the First Commercial Sale of Licensed Product in such country (the “Licensed Product Royalty Term”). Thereafter, Verve’s license under Section 2.1 will become irrevocable, fully paid-up and royalty-free on a country-by-country and Licensed Product-by-Licensed Product basis.

(e) Blended Royalty. The Parties acknowledge and agree that the Licensed Technology licensed under this License Agreement may justify Royalty rates and/or Royalty Terms of differing amounts for the sale of Licensed Products in the Territory, depending on the number of LNP Technology Patents and their respective expiry. The Parties have determined in light of such considerations and for reasons of mutual convenience that blended Royalty rates for the Licensed Technology licensed hereunder will apply during a single Royalty Term for sales of a Licensed Product in the Territory. Consequently, the Parties have agreed to adopt the Royalty rates set forth in this Section 4.4 with respect to the sales of Licensed Products in the Territory as blended Royalty rates. For the avoidance of doubt, Verve’s obligation to pay Royalties under this Section 4.4 is imposed only once at the applicable Royalty rate set forth in this Section 4.3 with respect to the same unit of Licensed Product, notwithstanding that such Licensed Product may be Covered by more than one Valid Claim of an LNP Technology Patent.

4.4 Payment Terms.

(a) Manner of Payment; Invoices. All amounts specified in this License Agreement are in U.S. dollars and all payments to be made by Verve hereunder will be made in U.S. dollars by wire transfer to such bank account as Acuitas may designate. All invoices to be delivered to Verve hereunder shall be delivered in accordance with Section 11.12 or in such other manner specified by Verve from time to time.

(b) Records and Audits. Verve shall keep, and shall cause each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of calculating all Royalties payable to Acuitas hereunder. For the [**] next following the end of the calendar year to which each shall pertain, such books and records of accounting of Verve (including those of Verve’s Affiliates) shall be kept at each of their principal places of business and shall be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by Acuitas, and which is reasonably acceptable to Verve, for the sole purpose of inspecting the Royalties due to Acuitas under this License Agreement. In no event shall such inspections be conducted hereunder more frequently than [**] or more than [**] for the same time period. Such accountant must have executed and delivered to Verve and its Affiliates a confidentiality agreement as reasonably requested by Verve, which shall include provisions limiting such accountant’s disclosure to Acuitas to only the results and basis for such results of such inspection. The results of such inspection, if any, shall be binding on both Parties absent manifest error. Any underpayments shall be paid by Verve within [**] of notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods, or, upon the request of Verve, paid by Acuitas to Verve within [**] of notification of the results of such inspection. Acuitas shall pay for such inspections, except that in the event there is any upward adjustment in aggregate Royalties payable for any calendar year shown by such inspection of more than [**] percent ([**]%) of the amount paid, in which case Verve shall reimburse Acuitas for any reasonable out-of-pocket costs of such accountant.

(c) Reports and Royalty Payments. For as long as Royalties are due under Section 4.4, Verve shall furnish to Acuitas a written report for each Calendar Quarter, showing the amount of Net Sales of Licensed Products and Royalties due for such Calendar Quarter. Reports shall be provided within [**] of the end of the Calendar Quarter for Net Sales generated by Verve and its Affiliates, and within [**] of the end of the Calendar Quarter for Net Sales generated by Sublicensees. Royalty payments for each Calendar Quarter shall be due at the same time as the last such written report for the Calendar Quarter. The report shall include, at a minimum, the following information for the applicable Calendar Quarter, each listed by Licensed Product and by country of sale: (i) the number of units of Licensed Products sold by Verve and its Affiliates and Sublicensees on which Royalties are owed to Acuitas hereunder; (ii) the gross amount received for such sales; (iii) Net Sales; (iv) the amounts of any credits or reductions permitted by Section 4.4; and (v) the computations for any Acuitas currency conversions pursuant to subsection (d) below. Verve will require each Sublicensee to share with Verve the information listed in the foregoing clauses as it relates to Net Sales made by such Sublicensee, and to the extent practicable, will include such Sublicensee information in such report. All such reports shall be treated as Confidential Information of Verve.

(d) Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to Acuitas hereunder will be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, payments will be calculated based on standard methodologies employed by Verve or its Affiliates or Sublicensees for consolidation purposes for the Calendar Quarter for which remittance is made for Royalties.

(e) Taxes. Verve may withhold from payments due to Acuitas amounts for payment of any withholding tax that is required by Law to be paid to any taxing authority with respect to such payments. Verve will provide Acuitas all relevant documents and correspondence and will also provide to Acuitas any other cooperation or assistance on a reasonable basis as may be necessary to enable Acuitas to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. Verve will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include Verve making payments from a single source in the U.S., where possible. Apart from any such permitted withholding and those deductions expressly included in the definition of Net Sales, the amounts payable by Verve to Acuitas hereunder will not be reduced on account of any taxes, charges, duties or other levies.

(f) Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Verve or its Affiliates or Sublicensees to transfer, or have transferred on its behalf, payments owed to Acuitas hereunder, Verve will promptly notify Acuitas of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Acuitas in a recognized banking institution designated by Acuitas or, if none is designated by Acuitas within a period of [**], in a recognized banking institution selected by Verve or its Affiliate or Sublicensee, as the case may be, and identified in a written notice given to Acuitas.

(g) Interest Due. If any payment due to Acuitas under this License Agreement is overdue (and is not subject to a good faith dispute), then Verve will pay interest thereon (before and after any judgment) at an annual rate of the lesser of [**] percent ([**]%) above the prime rate as reported in The Wall Street Journal, Eastern Edition, and the maximum rate permitted by applicable Law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

(h) Mutual Convenience of the Parties. The Royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying Royalties and other amounts to Acuitas.

ARTICLE 5

Ownership and Inventorship of IP

As between the Parties, and except as set forth in Section 2.3(d), each Party will own and retain all right, title and interest in and to any and all Know-How and Patents arising therefrom that are discovered, created, conceived, developed or reduced to practice solely by or on behalf of such Party under or in connection with this License Agreement (“Solely Owned Technology”). For clarity, in the event that Verve elects to undertake Additional Development Studies for a Licensed Product, ownership of Technology arising under such studies will be determined in accordance with the provisions of the Development and Option Agreement as applied to studies conducted under the Workplan. Subject to the licenses hereunder and the other terms and conditions of this License Agreement or any other agreement between the Parties, each Party will be solely responsible for the prosecution and maintenance, and the enforcement and defense, of any Patents within its Solely Owned Technology.

ARTICLE 6

Patent Prosecution and Maintenance

6.1 Generally. As between the Parties and subject to Section 6.2 below, Acuitas will have the sole right, at its sole cost, to prosecute and maintain LNP Technology Patents. The Parties will enter into a joint patent prosecution and maintenance agreement with respect to the Jointly Owned Patents, as further provided in the Development and Option Agreement.

6.2 Election Not to Prosecute or Maintain or Pay Patent Costs. If Acuitas elects not (i) to file, prosecute or maintain any LNP Technology Patents for which it is responsible under Section 6.1 in any particular country before the applicable filing deadline or continue such activities once filed in a particular country, or (ii) to pay the Patent Costs associated with prosecution or maintenance of any such LNP Technology Patents, then in each such case Acuitas will so notify Verve, promptly in writing and in good time to enable Acuitas to meet any deadlines by which an action must be taken to preserve such LNP Technology Patent in such country, if Verve so requests. Upon receipt of each such notice by Acuitas, Verve will have the right, but not the obligation, to notify Acuitas in writing on a timely basis that Acuitas should continue the prosecution and/or maintenance of such LNP Technology Patent in the respective country, and thereafter, (a) Acuitas would prosecute and maintain such LNP Technology Patent in such country at the direction and expense of Verve and any other Acuitas Third-Party licensee of such LNP Technology Patent so electing (on a pro rata basis), (b) Acuitas would make available to Verve all documentation and correspondence with respect to such LNP Technology Patent, and (c) Verve’s license to such LNP Technology Patent under Section 2.1 will automatically become irrevocable, perpetual, fully paid-up and royalty free but such LNP Technology Patent will thereafter no longer be part of the Licensed Technology in such country for all other purposes of this License Agreement (e.g., such LNP Technology Patent will not be considered for purposes of determining whether a Valid Claim exists in a particular country). Verve is entitled to discontinue the payment of Patent Costs for any LNP Technology Patents at any time, provided that it will so notify Acuitas in writing in time for such discontinuance.

6.3 Regulatory Exclusivity Periods. With respect to any Patent term extension, supplemental protection certificate or any other Patent listing or extension with respect to any LNP Technology Patent Covering a Licensed Product, the Parties will discuss and seek to reach mutual agreement, subject to applicable Law, on which LNP Technology Patents will be subject to such action, and once such agreement is reached, Acuitas will cooperate with such action. Except where required under applicable Law, without the written consent of Verve, Acuitas will not apply for, and is not authorized under this License Agreement to apply for, any Patent term extension, supplemental protection certificate or any other Patent listing or extension required for any regulatory exclusivity periods for any Licensed Product. For the avoidance of doubt, Acuitas is not restricted from applying for any Patent term extension, supplemental protection certificate or any other Patent listing or extension required for any regulatory exclusivity periods for any product but the Licensed Products.

6.4 Patent Listings. Verve shall have the sole right, in its sole discretion, to make all filings with Regulatory Authorities in the Territory for the Licensed Products in the FDA’s Orange Book or Purple Book or in response to a biosimilar application under Section 351(k) of the Public Health Service Act, and under any similar or equivalent Laws in other countries or jurisdictions.

6.5 Cooperation. Each Party will reasonably cooperate with the other Party in those activities involving the LNP Technology Patents set forth in Sections 6.1 to 6.4. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of Verve and Acuitas and their respective Affiliates and Sublicensees to execute all documents, as reasonable and appropriate so as to enable such activities in respect of any such LNP Technology Patents in any country.

ARTICLE 7

Patent Enforcement and Defense

7.1 Notice. To the extent not in breach of an obligation of confidentiality, each Party will promptly notify, in writing, the other Party upon learning of any actual or suspected infringement of any LNP Technology Patents by a Third-Party, or of any claim of invalidity, unenforceability, or non-infringement of any LNP Technology Patents, and will, along with such notice, supply the other Party with any evidence in its possession pertaining thereto.

7.2 Enforcement and Defense.

(a) Enforcement.

(i) As between the Parties, Acuitas will have the first right, but not the obligation, at its sole cost to seek to abate any infringement of the LNP Technology Patents other than the Jointly Owned Patents (the “Acuitas Patents”) by a Third-Party, or to file suit against any such Third-Party for such infringement. If Acuitas elects not to exercise its first right to take action or to bring suit to prosecute such infringement or to continue such action or suit, it shall notify Verve in writing of such election within [**] after becoming aware of or receipt of the notice of the infringement or within [**] after the election to stop any such action or suit, as applicable. If after the expiration of the [**] period (or, if earlier, the date upon which Acuitas provides written notice that it does not plan to bring such action), Acuitas has neither obtained a discontinuance of infringement nor filed suit against any such Third-Party infringer of such Patent, or in the case of an election by Acuitas not to continue to prosecute an infringement of an Acuitas Patent, Verve shall have the right, but not the obligation, to take action or bring suit against such Third-Party infringer of Acuitas Patents to the extent the Acuitas Patents are necessary or useful for the research, development, manufacturing and commercialization of the Licensed Product but not necessary or useful for the research, development, manufacturing or commercialization of any other LNP comprising product covered by such Acuitas Patent that is licensed or optioned by Acuitas to a Third-Party or is under Late Stage Development by Acuitas, provided that Verve shall bear all of the expense of such abatement action or suit.

(ii) As between the Parties, Acuitas will have the right, but not the obligation, at its sole cost to seek to abate any infringement of the Jointly Owned Patents by a Third-Party, or to file suit against any such Third-Party for such infringement, if such infringement is with respect to the LNP Technology. As between the Parties, Verve will have the right, but not the obligation, at its sole cost to seek to abate any infringement of the Jointly Owned Patents by a Third-Party, or to file suit against any such Third-Party for such infringement, if such infringement is with respect to the Licensed Product.

(iii) Except as expressly provided under Section 7.2(a)(ii), neither Party shall seek to abate any infringement of the Jointly Owned Patents by a Third-Party, or file suit against any such Third-Party for such infringement, without the prior written consent of the other Party. For clarity, Verve shall have the sole right to enforce any Patents owned or controlled by Verve other than the LNP Technology Patents.

(b) Defense.

(i) As between the Parties, Acuitas will have the first right, but not the obligation, at its sole cost, to defend against a declaratory judgment action or other action to the extent challenging the validity or enforceability of any Acuitas Patent. Verve will have the right but not the obligation, at its sole cost, to defend against any other declaratory judgment action or other action challenging any Acuitas Patent that, on the date of first notice of such action, are not necessary or useful for the research, development, manufacturing and commercialization of any lipid nanoparticle comprising product that is licensed or optioned by Acuitas to a Third-Party or is under Late Stage Development by Acuitas. If Acuitas does not take steps to defend within a commercially reasonable time, or elects not to continue any such defense (in which case it will promptly provide notice thereof to Verve), then Verve shall have the right, but not the obligation, to defend any Acuitas Patents that cover a Licensed Product and no other product licensed or optioned by Acuitas to a Third-Party or commercialized by Acuitas provided that Verve shall bear all the expenses of such suit. If a Third-Party files a declaratory judgment or other action challenging any Jointly Owned Patent, the Parties shall reasonably cooperate in good faith to determine each Party’s responsibility with respect to the defense of such declaratory judgment or other action.

(ii) In the event that any action, suit or proceeding is brought against either Party or an Affiliate of either Party, or a Sublicensee of Verve or its Affiliates, alleging the infringement of the Patents or Know-How of a Third-Party by the research, development, manufacture, use, sale, import, export, commercialization or exploitation of a Licensed Product, such Party shall promptly notify the other Party within [**] of the earlier of (x) receipt of service of process in such action, suit or proceeding, or (y) the date such Party becomes aware that such action, suit or proceeding has been instituted. Except as set forth in subsection (a) above of this License Agreement, Verve shall have the right, but not the obligation, to defend such action, suit or proceeding in the Territory at its sole cost. For clarity, Verve shall have the sole right to defend any Patents owned or controlled by Verve other than the LNP Technology Patents.

(c) Response to Infringement Claims. Notwithstanding the foregoing, any response to a Third-Party infringer’s counterclaim of invalidity or unenforceability of any LNP Technology Patents shall be controlled by the Party who controls the relevant enforcement proceeding pursuant to Section 7.2(a) unless otherwise mutually agreed by the Parties.

(d) Withdrawal, Cooperation and Participation. With respect to any infringement or defensive action identified above in this Section 7.2 which may be controlled by either Verve or Acuitas:

(i) The non-controlling Party will cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including by (A) providing access to relevant documents and other evidence, (B) making its and its Affiliates and Sublicensees and all of their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (C) if necessary, being joined as a party, subject for this clause (C) to the controlling Party agreeing to indemnify such non-controlling Party for its involvement as a named party in such action and paying those Losses incurred by such Party in connection with such joinder. The Party controlling any such action will keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(ii) Each Party will have the right to participate or otherwise be involved in any such action controlled by the other Party, in each case at the participating (i.e., non-controlling) Party’s sole cost and expense. If a Party elects to so participate or be involved, the controlling Party will provide the participating Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party will take into account reasonable requests of the participating Party regarding such enforcement or defense. The foregoing shall not apply to any defensive actions described in Section 7.2(b)(ii) that do not involve claims specifically relating to an LNP Technology Patent.

(e) Settlement. Neither Party will settle or consent to an adverse judgment in any action described in this Section 7.2 and controlled by such Party, including any judgment which affects the scope, validity or enforcement of any LNP Technology Patents involved therewith, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the foregoing shall not apply to the extent that such settlement or consent to an adverse judgment does not relate to an LNP Technology Patent.

(f) Damages. Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action which may be controlled by either Verve or Acuitas and described in Section 7.2(a) or 7.2(b) in each case will be used first to reimburse the controlling Party, and thereafter the non-controlling Party, for each of their out-of-pocket costs and expenses relating to the action, with the balance of any such recovery to be divided as follows:

(i) To the extent such recovery reflects lost profits damages or a reasonable royalty with respect to Licensed Products, Verve will retain such lost profits recovery, less the amount of Royalties payable to Acuitas by treating such lost profits recovery as “Net Sales” hereunder; and

(ii) Any other recovery based on Licensed Products will be allocated [**] percent ([**]%) to the Party controlling the action and [**] percent ([**]%) to the other Party; provided, that if such action is controlled by Verve and does not relate to an LNP Technology Patent or any other Patent claiming Joint IP, then any other recovery will be allocated [**] percent ([**]%) to Verve.

ARTICLE 8

Confidentiality

8.1 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”) and Receiving Party may acquire during the course and conduct of activities under this License Agreement, certain proprietary or confidential information of Disclosing Party in connection with this License Agreement. The term “Confidential Information” means all information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, that is disclosed or made available by or on behalf of the Disclosing Party to or on behalf of the Receiving Party in connection with this License Agreement.

8.2 Restrictions. During the Term and for [**] thereafter, or with respect to any trade secret included in the Confidential Information for so long as such trade secret is protected under applicable Laws (provided, that Receiving Party has not publicly disclosed such trade secret in breach of its obligations under this Article 8), Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information, but in no event less than reasonable care. Receiving Party will not use Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this License Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to Receiving Party’s Affiliates, and each of their employees, subcontractors, consultants and agents who have a need to know such Confidential Information in order to perform their obligations and exercise their rights under this License Agreement and who are under written obligation to comply with the restrictions on use and disclosure that are no less restrictive than those set forth in this Section 8.2. Receiving Party assumes responsibility for such entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

8.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to a specific portion of the Disclosing Party’s Confidential Information to the extent that Receiving Party can demonstrate that such portion: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure by the Disclosing Party without obligation of confidentiality; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained on a non-confidential basis by Receiving Party or any of its Affiliates from a Third-Party who to Receiving Party’s knowledge is lawfully in possession thereof and under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by or on behalf of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information.

8.4 Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is permitted under Section 8.2 or is reasonably necessary in the following instances:

(a) in order and to the extent required to comply with applicable Laws (including any securities Laws or regulations or the rules of a securities exchange applicable to Receiving Party) or with a legal or administrative proceeding;

(b) in connection with prosecuting or defending litigation;

(c) in connection with filing, prosecuting and enforcing LNP Technology Patents in connection with Receiving Party’s rights and obligations pursuant to this License Agreement;

(d) to acquirers or permitted assignees, investment bankers, investors and lenders, including potential acquirers, assignees, investment bankers, investors and lenders; and

(e) in the case of Verve, to (i) subcontractors, (ii) licensees, Sublicensees, assignees and collaboration partners, or (iii) potential licensees, Sublicensees, assignees or collaboration partners, but in case (iii) only such information that is reasonably necessary or useful for the potential licensee, Sublicensee, assignee or collaboration partner to evaluate the Licensed Product and LNP/Licensed Product manufacturing processes; provided, that (1) where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant to subsections (a) and (b) sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to subsections (d) and (e), each of those entities are required to comply with the restrictions on use and disclosure in Section 8.2 (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

8.5 Return of Confidential Information. Upon expiry or earlier termination of this License Agreement, upon written request of a Party (such request, if made, to be made within [**] of such expiry or termination) the other Party will destroy or return (as shall be specified in such request) to the requesting Party all copies of the Confidential Information of the requesting Party; provided, that a Party may retain: (a) one copy of such Confidential Information for record-keeping purposes, for the sole purpose of ensuring compliance with this License Agreement; (b) any copies of such Confidential Information as is required to be retained under applicable Laws; (c) any copies of such Confidential Information as is necessary or useful for such Party to exercise a right or fulfill an obligation under another License Agreement, if any, or as set forth in this License Agreement; and (d) any copies of any computer records and files containing Confidential Information that have been created by such Party’s routine archiving/backup procedures, in each case provided that such copies are maintained in accordance with this Article 8.

8.6 Publications. Notwithstanding anything in this License Agreement to the contrary, Verve is permitted to publish the results of its development under this License Agreement, provided, however, that it will not disclose Acuitas’ Confidential Information or Joint Confidential Information in any publication by Verve of the results of any Licensed Product development by Verve without Acuitas’ prior written consent, which will not be unreasonably withheld, conditioned or delayed. Verve will comply with standard academic practice regarding authorship of scientific publications and recognition of the contributions of other parties in any scientific publications.

8.7 Terms of this License Agreement; Publicity. The Parties agree that the existence and terms of the Parties’ relationship and this License Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Sections 8.2 or 8.4. Except as required by applicable Laws (including any securities Laws or the regulations or rules of a securities exchange) or otherwise agreed by the Parties in writing, each Party agrees not to issue any press release or public statement disclosing information relating to the existence of this License Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party.

ARTICLE 9

Warranties; Limitations of Liability; Indemnification

9.1 Representations and Warranties. Each Party represents and warrants to the other as of the License Agreement Effective Date that:

(a) it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated,

(b) it has the legal right and power to enter into this License Agreement, to extend the rights and licenses granted or to be granted to the other in this License Agreement, and to fully perform its obligations hereunder,

(c) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder,

(d) this License Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms,

(e) the execution, delivery and performance of this License Agreement by such Party does not violate any Law of any court, governmental body or administrative or other agency having jurisdiction over such Party, and

(f) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is necessary for the transactions contemplated by this License Agreement or for the performance of its obligations under this License Agreement.

9.2 Additional Representations of Acuitas. Except as set forth on Appendix 9.2, Acuitas hereby represents and warrants to Verve as of the License Agreement Effective Date as follows

(a) Impairment. Neither Acuitas nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or otherwise encumbered or disposed of any right, title or interest in or to any of its assets, including any Technology, that would in any way conflict with or impair the scope of any rights or licenses granted to Verve hereunder.

(b) Patents and Know-How. Appendix 1.44 sets forth a complete and accurate list of all LNP Technology Patents. Acuitas Controls, and will Control during the Term, the Licensed Technology, and is entitled to grant the licenses specified herein. All Acuitas inventors of the Licensed Technology have validly assigned their rights to the Licensed Technology to Acuitas. To Acuitas’ knowledge, the LNP Technology Patents have been diligently prosecuted and maintained in accordance with applicable Laws. None of the LNP Technology Patents are or have been involved in any opposition, cancellation, interference, reissue or reexamination proceeding, and to Acuitas’ knowledge as of the License Agreement Effective Date, no Licensed Technology is the subject of any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, proceeding or stipulation. As of the License Agreement Effective Date, neither Acuitas nor any of its Affiliates has received any notice alleging that the LNP Technology Patents are invalid or unenforceable or challenging Acuitas’ ownership of or right to use the Licensed Technology.

(c) Entire LNP Technology. The Acuitas LNP Technology licensed to Verve under this License Agreement comprises all LNP Technology owned or Controlled by Acuitas.

(d) Encumbrances. Acuitas and its Affiliates are not subject to any payment obligations to Third Parties as a result of the execution or performance of this License Agreement. As of the License Agreement Effective Date, neither Acuitas nor any of its Affiliates has granted any liens or security interests on the Licensed Technology, and the Licensed Technology as licensed hereby is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind.

(e) Defaults. The execution, delivery and performance by Acuitas of this License Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any understanding, contract or agreement to which Acuitas is a party or by which it is bound, in each case as would reasonably be expected to have a material adverse effect on the rights granted to Verve hereunder.

(f) Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Acuitas, currently threatened in writing against or affecting Acuitas that questions the validity of this License Agreement, the right of Acuitas to enter into this License Agreement or consummate the transactions contemplated hereby or that relates to the Licensed Technology.

(g) Infringement. Neither Acuitas nor any of its Affiliates has received any notice of any claim, nor does Acuitas or its Affiliates have any knowledge of any reasonable basis for any claim, that any Patent, Know-How or other intellectual property owned or controlled by a Third-Party would be infringed or misappropriated by the practice of any Licensed Technology in connection with the production, use, research, development, manufacture or commercialization of any Licensed Product.

(h) Third-Party Infringement. To Acuitas’ knowledge, no Third-Party is infringing or has infringed any Patent within the Licensed Technology or is misappropriating or has misappropriated any Know-How within the Licensed Technology.

9.3 Disclaimers. Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that any Licensed Product will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LICENSE AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND UNDER THIS LICENSE AGREEMENT, EITHER EXPRESS OR IMPLIED.

9.4 No Consequential Damages. NOTWITHSTANDING ANYTHING IN THIS LICENSE AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD-PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS LICENSE AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT THIS SECTION 9.4 WILL NOT APPLY TO BREACHES OF A PARTY’S OBLIGATIONS UNDER ARTICLE EIGHT OR THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 9.6.

9.5 Performance by Others. The Parties recognize that each Party may perform some or all of its obligations under this License Agreement through Affiliates and Third-Party agents provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and Third-Party agents and will cause its Affiliates and Third-Party agents to comply with the applicable provisions of this License Agreement in connection therewith.

9.6 Indemnification.

(a) Indemnification by Verve. Verve will indemnify Acuitas, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Acuitas Indemnitees”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third-Party Claims”) against the Acuitas Indemnitees to the extent arising from or occurring as a result of: (i) the breach by Verve of any provision of this License Agreement; (ii) any negligence or willful misconduct on the part of any Verve Indemnitee in connection with this Agreement; or (iii) the development or commercialization by or on behalf of Verve or any of its Affiliates or Sublicensees of Licensed Products, except in each case (i)-(iii) to the extent Acuitas is obligated to indemnify Verve in accordance with Section 9.6(b) of this License Agreement.

(b) Indemnification by Acuitas. Acuitas will indemnify Verve, its Affiliates, its Sublicensees and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Verve Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third-Party Claims against Verve Indemnitees to the extent arising from or occurring as a result of: (i) the breach by Acuitas of any provision of this License Agreement; or (ii) any negligence or willful misconduct on the part of any Acuitas Indemnitee in connection with this Agreement; or any (iii) any allegation that the use of Licensed Technology in accordance with the license and other rights granted to Verve hereunder infringes or misappropriates the Patents or other intellectual property rights of a Third Party, except in each case (i)-(iii) to the extent Verve is obligated to indemnify Acuitas in accordance with Section 9.6(a) of this License Agreement.

(c) Notice of Claim. All indemnification claims provided for in Sections 9.6(a) and 9.6(b) will be made solely by such Party to this License Agreement (the “Indemnified Party”). The Indemnified Party will promptly notify the Indemnifying Party (the “Indemnifying Party”) in writing of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 9.6(a) and 9.6(b) (each such notice, an “Indemnification Claim Notice”), provided that the failure to promptly provide such notice and details shall not relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party’s defense of the relevant Third-Party Claim is prejudiced by such failure. Each Indemnification Claim Notice must contain a description of the claim and the nature and estimated amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third-Party Claims.

(d) Defense, Settlement, Cooperation and Expenses.

(i) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third-Party Claim by giving written notice to the Indemnified Party within [**] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third-Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third-Party Claim any legal counsel selected by the Indemnifying Party (the Indemnifying Party will consult with the Indemnified Party with respect to such counsel and a possible conflict of interest of such counsel retained by the Indemnifying Party). In the event the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third-Party Claim.

(ii) Right to Participate in Defense. Without limiting Section 9.6(d)(i), any Indemnified Party will be entitled to participate in, but not control, the defense of such Third-Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (A) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.6(d)(i) (in which case the Indemnified Party will control the defense), (B) the Indemnifying Party is not diligently defending the interests of both Parties, or (C) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third-Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable Law, ethical rules or equitable principles, in which case the Indemnifying Party will assume [**] percent ([**]%) of any such costs and expenses of counsel for the Indemnified Party.

(iii) Settlement. With respect to any Third-Party Claims that relate solely to the payment of money damages in connection with a Third-Party Claim and that will not (A) result in the Indemnified Party’s becoming subject to injunctive or other relief, (B) include any admission or concession of liability or wrongdoing on the part of the Indemnified Party, or (C) otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to agree to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third-Party Claims, where the Indemnifying Party has assumed the defense of the Third-Party Claim in accordance with Section 9.6(d)(i), the Indemnifying Party will have authority to agree to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.

(iv) Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith, at the Indemnifying Party’s expense. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third-Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

(v) Costs and Expenses. Except as provided above in this Section 9.6(d), the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to prompt refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.7 Insurance. Each Party will maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this License Agreement and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the respective industry of such Party for the activities to be conducted by such Party under this License Agreement. Subject to the preceding sentence, such liability insurance or self-insurance program will insure against all types of liability, including personal injury, physical injury or property damage arising out of the manufacture, sale, use, distribution or marketing of Licensed Products. The coverage limits set forth herein will not create any limitation on a Party’s liability to the other under this License Agreement. Upon the request of a Party, the other Party will provide evidence of the insurance coverage required by this Section 9.7.

ARTICLE 10

Term and Termination

10.1 Term. This License Agreement will commence as of the License Agreement Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, will continue on a Licensed Product-by-Licensed Product and a country-by-country basis, until there are no more Royalty payments owed Acuitas in such country with respect to such Licensed Product (the longest such period of time hereunder, the “Term”). Upon expiration of the Term with respect to the applicable Licensed Product in the applicable country, the license contained in Section 2.1 will become fully paid-up, royalty-free, perpetual and irrevocable with respect to such Licensed Product in such country.

10.2 Termination by Acuitas.

(a) Breach. Acuitas will have the right to terminate this License Agreement in full upon delivery of written notice to Verve in the event of a material breach by Verve of its obligations under this License Agreement, provided that such breach has not been cured within [**] after written notice thereof is given by Acuitas to Verve specifying the nature of the alleged breach.

(b) Disputed Breach. If Verve disputes in good faith the existence or materiality of a breach specified in a notice provided in accordance with Section 10.2(a), and Verve provides Acuitas notice of such dispute within such [**] period, then Acuitas shall not have the right to terminate this License Agreement under Section 10.2(a) unless and until it is finally determined, in accordance with Section 11.1, that Verve has materially breached this License Agreement and Verve has failed to cure such breach within [**] following such decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this License Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. During the pendency of any such dispute, Verve shall pay to Acuitas all Milestone Payments and Royalty payments set forth herein that may become due during such period.

10.3 Termination by Verve.

(a) Breach. Verve will have the right to terminate this License Agreement in full upon delivery of written notice to Acuitas in the event of a material breach by Acuitas of its obligations under this License Agreement, provided that such breach has not been cured within [**] after written notice thereof is given by Verve to Acuitas specifying the nature of the alleged breach.

(b) Discretionary Termination. Verve will have the right to terminate this License Agreement in full at its discretion for any reason by delivering written notice to Acuitas, such termination to be effective thirty (30) days following the date of such notice.

(c) Alternative to Termination Under Section 10.3(a).

(i) If Verve has the right to terminate this License Agreement under Section 10.3(a), then Verve may, in lieu of exercising such termination right, elect by written notice to Acuitas before the end of such applicable cure period to have this License Agreement continue in full force and effect for the Term, provided that the following will apply: starting immediately after the end of such applicable cure period, Verve may reduce by [**] percent ([**]%) the Milestone Payments and the Royalty rates subject to the Minimum Royalty.

(ii) In the event Acuitas notifies Verve within [**] days of receipt of Verve’s notice of material breach that Acuitas reasonably and in good faith disputes Verve’s right to terminate this License Agreement pursuant to Section 10.3(a), Verve shall instead deposit such [**] percent ([**]%) of Milestone Payments and Royalty payments into an escrow account maintained by a mutually agreeable Third-Party pending the resolution of such dispute in accordance with Section 11.1. If Acuitas raises such dispute, the informal dispute resolution process in Section 11.1(a) shall not apply, and the negotiation period for the Executive Officers in Section 11.1(a) shall be limited to [**].

(iii) In the event that it is established through the dispute resolution process that Verve did have the right to terminate this License Agreement under Section 10.3(a), then the escrowed funds shall be released to Verve and the [**] percent ([**]%) reduction shall continue to apply going forward. In the event that it is established through the dispute resolution process that Verve did not have the right to terminate this License Agreement under Section 10.3(a), then the escrowed funds shall be released to Verve and Verve will pay to Acuitas the full amount of the Milestone Payments and Royalties that would have been payable with interest payable by Verve in accordance with Section 4.4(g), and the Milestone Payments and the Royalty payments going forward shall continue to be paid in accordance with Article 4 without any reduction under this Section 10.3(c).

10.4 Termination Upon Bankruptcy. If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition or commences a proceeding under any bankruptcy or insolvency act in any state or country or has any such petition or application filed against it which is not discharged within [**] of the filing thereof, then the other Party may thereafter terminate this License Agreement effective immediately upon written notice to such Party. All rights and licenses granted under or pursuant to this License Agreement by Acuitas are, and will otherwise be deemed to be, for purposes of Section 65.11(7) of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3 and Section 32(6) of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (the “Insolvency Legislation”), a grant of “right to use intellectual property” as used in the Insolvency Legislation. The Parties agree that Verve and its Affiliates and Sublicensees, as licensees of such rights under this License Agreement, will retain and may fully exercise all of their rights and elections under the Insolvency Legislation subject to the payment of amounts provided for herein. Without limiting Verve’s rights under the Insolvency Legislation, if Acuitas becomes insolvent or makes an assignment for the benefit of its creditors or there is filed by or against Acuitas any bankruptcy, receivership, reorganization or similar proceeding pursuant to or under the Insolvency Legislation or otherwise, Verve shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of Acuitas, shall be promptly delivered to it (a) before this License Agreement is disclaimed, repudiated, rescinded or terminated by or on behalf of Acuitas, within [**] after Verve’s written request, unless Acuitas, or its trustee or receiver, elects within [**] to continue to perform all of its obligations under this License Agreement, or (b) after any disclaimer, repudiation, rescission or termination of this License Agreement by or on behalf of Acuitas, if not previously delivered as provided under clause (a) above. All rights of the Parties under this Section 10.4 and under the Insolvency Legislation are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this License Agreement, the Insolvency Legislation, and any other applicable Laws.

10.5 Effects of Termination. Upon termination (but not expiration of the Term pursuant to Section 10.1) of this License Agreement for any reason:

(a) Cessation of Rights. Except as otherwise expressly provided herein, all rights and licenses granted by Acuitas to Verve in Section 2.1 will terminate.

(b) Sell Off. Notwithstanding the termination of Verve’s licenses and other rights under this License Agreement, Verve shall retain the right to distribute, sell or otherwise dispose of its existing inventory of the Licensed Products, in each case that is intended for distribution, sale or disposition in the Territory, for a period of not more than [**] following the date of the effective termination, as though this License Agreement had not been terminated, and such distribution, sale or other disposition shall not constitute infringement of the Patents or other intellectual property or proprietary rights of Acuitas or its Affiliates. Verve’s right to distribute, sell or otherwise dispose of its existing inventory of the Licensed Products pursuant to this Section 10.5(b) shall be subject to Verve’s continuing obligation to pay Royalties with respect to the Net Sales.

10.6 Survival. In addition to the termination consequences set forth in Section 10.5, the following provisions will survive termination or expiration of this License Agreement: Article 1 (to the extent applicable to any other surviving provisions), Article 3, Article 5, Article 8 and Article 11, and Sections 2.1(a) (in accordance with (i) the last sentence of Section 4.4(d), to the extent applicable, (ii) Section 6.2, to the extent applicable, or (iii) the last sentence of Section 10.1 but only upon expiration of the Term), 2.3(b)(iv) (only upon the circumstances set forth therein), 4.4(b), 9.3, 9.4, 9.5, 9.6, the last sentence of Section 10.1 (only upon expiration of the Term), 10.4, 10.5 and this Section 10.6. Termination or expiration of this License Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this License Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this License Agreement.

ARTICLE 11

General Provisions

11.1 Dispute Resolution.

(a) Disputes. Disputes arising under or in connection with this License Agreement will be resolved pursuant to this Section 11.1; provided, however, that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third-Party (other than any Verve Indemnitees or Acuitas Indemnitees identified in Section 9.6), the dispute procedures set forth Sections 11.1(b) and 11.1(c) will be inapplicable as to such dispute.

(b) Dispute Escalation. In the event of a dispute between the Parties, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves or the Workplan Leaders. In the event that such dispute is not resolved on an informal basis within [**], any Party may, by written notice to the other, have such dispute referred to each Party’s Chief Executive Officer or his or her designee (who will be a senior executive “Executive Officers”), who will attempt in good faith to resolve such dispute by negotiation and consultation for a [**] period following receipt of such written notice.

(c) Dispute Resolution. In the event the Executive Officers of the Parties are not able to resolve such dispute as set forth above, the Executive Officers will together elect whether to submit the dispute to mediation, litigation or arbitration. In the absence of such an agreement, either Party may elect to initiate litigation.

(d) Injunctive Relief. Notwithstanding the dispute resolution procedures set forth in this Section 11.1, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to any dispute resolution procedures hereunder.

(e) Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the dispute resolution procedures set forth in this Section 11.1 are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result.

(f) Prevailing Party. The prevailing Party in any suit related to this License Agreement will be entitled to recover from the losing Party all out-of-pocket fees, costs and expenses (including those of attorneys, professionals and accountants and all those arising from appeals and investigations) incurred by the prevailing Party in connection with such arbitration or suit.

11.2 Cumulative Remedies and Irreparable Harm. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, at Law or otherwise. Each Party acknowledges and agrees that breach of any of the terms or conditions of this License Agreement may cause irreparable harm and damage to the other and that such damage may not be ascertainable in money damages and that as a result thereof the non-breaching Party may be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching Party without the necessity of proving actual damages or posting bond. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of Law or equity, including money damages.

11.3 Relationship of Parties. Nothing in this License Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third-Party beneficiaries hereunder (except for Verve Indemnitees and Acuitas Indemnitees for purposes of Section 9.6). For clarity, Verve does not grant to Acuitas any rights or licenses under this License Agreement to any Verve Technology or intellectual property rights.

11.4 Compliance with Law. Each Party will perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all applicable Law.

11.5 Governing Law. This License Agreement will be governed by and construed in accordance with the Laws of the State of New York, United States, without respect to its conflict of Laws rules, provided that any dispute relating to the scope, validity, enforceability or infringement of any Patents or Know-How will be governed by, and construed and enforced in accordance with, the substantive Laws of the jurisdiction in which such Patents or Know-How apply.

11.6 Counterparts; Facsimiles. This License Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this License Agreement by either Party will constitute a legal, valid and binding execution and delivery of this License Agreement by such Party.

11.7 Headings. All headings in this License Agreement are for convenience only and will not affect the meaning of any provision hereof.

11.8 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this License Agreement. Accordingly, the rule of construction that any ambiguity in this License Agreement will be construed against the drafting Party will not apply.

11.9 Interpretation. Whenever any provision of this License Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this License Agreement as an entirety and not solely to the particular portion of this License Agreement in which any such word is used. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Appendices in this License Agreement are to Sections and Appendices of this License Agreement. References to any Sections include Sections and subsections that are part of the related Section.

11.10 Binding Effect. This License Agreement will inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.

11.11 Assignment. This License Agreement may not be assigned by either Party, nor may either Party delegate its obligations or otherwise transfer licenses or other rights created by this License Agreement, except as expressly permitted hereunder or otherwise without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided that either Party may assign this License Agreement without such consent to an Affiliate or to its successor in connection with the sale of all or substantially all of its assets or business or that portion of its business pertaining to the subject matter of this License Agreement (whether by merger, consolidation or otherwise).

11.12 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this License Agreement will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, email, recognized international overnight courier, or registered or certified mail, return receipt requested, postage prepaid to the following addresses:

if to Verve:	Verve Therapeutics, Inc. 500 Technology Square Cambridge, MA 02139 Attention: COO Email: [**]

With a copy to:	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attention: Lowell Segal Email: [**]

If to Acuitas:	Acuitas Therapeutics Inc. 6190 Agronomy Road Suite 405 Vancouver, B.C. Canada V6T 1Z3 Attention: President and CEO Email: [**]

With a copy to:	McCarthy Tetrault LLP Suite 2400 745 Thurlow Street Vancouver, B.C. Canada V6E 0C5 Attention: Miranda Lam, Esq. Email: [**]

Either Party may change its designated address by notice to the other Party in the manner provided in this Section 11.12.

11.13 Amendment and Waiver. This License Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

11.14 Severability. In the event that any provision of this License Agreement will, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith to modify the License Agreement to preserve (to the extent possible) their original intent.

11.15 Entire Agreement. This License Agreement is the sole agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the Parties with respect to same.

11.16 Force Majeure. Neither Acuitas nor Verve will be liable for failure of or delay in performing obligations set forth in this License Agreement (other than any obligation to pay monies when due), and neither will be deemed in breach of such obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Acuitas or Verve; provided that the Party affected will promptly notify the other of the force majeure condition and will exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

[Remainder of this Page Intentionally Left Blank]

WITNESS WHEREOF, the Parties have caused this Non-Exclusive License Agreement to be executed by their respective duly authorized officers as of the License Agreement Effective Date.

ACUITAS THERAPEUTICS, INC.

By:	/s/ T.D. Madden
(Signature)

Name:	Thomas Madden

Title:	President & CEO

Date:	October 15, 2020

VERVE THERAPEUTICS, INC.

By:	/s/ Andrew D. Ashe
(Signature)

Name:	Andrew D. Ashe

Title:	President & COO

Date:	10/15/2020

Signature Page to Non-Exclusive License Agreement